Exhibit 99.1

Contacts:
	Investors:	Media:
	Anna Marie Dunlap	Kent Jenkins
	SVP Investor Relations	VP Public Affairs Communications
	714-424-2678	202-682-9494

CORINTHIAN COLLEGES REPORTS

FISCAL 2011 FIRST QUARTER RESULTS

Santa Ana, CA, November 2, 2010 – Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the first quarter ended September 30, 2010. The results for the first quarter were within previous guidance ranges for new student growth and earnings per share.

“During the first quarter we continued to invest in areas which help improve student outcomes, reduce the risk profile of our student population, and ensure regulatory compliance,” said Peter Waller, Corinthian’s chief executive officer. “Our new student growth in the quarter was primarily driven by implementation of new programs at existing campuses, continued growth in the Online Learning division, the Heald acquisition, and the expansion of our high school recruiting program. In addition, a new Heald campus opened in Modesto, California and a new Everest campus opened in Santa Ana, California. Both of these campuses are progressing as planned.”

“Effective September 1st, we stopped enrolling ability-to-benefit students (ATB) at our Everest and WyoTech campuses to help meet federal cohort default rate requirements,” Waller said. “ATB students do not have a high school diploma and have higher default rates than high school graduates. The lack of ATB enrollments has negatively affected growth in the Everest ground schools, created marketing inefficiencies, and pressured operating margins. We will experience the full impact of the ATB decision on new student enrollment beginning in the December quarter of the current fiscal year.”

“We continue to actively monitor proposed changes in federal regulation and Congressional actions which pertain to private sector education,” Waller said. “New rules were published on October 28th which we are in the process of evaluating. Publication of the main provisions of the gainful employment rule has been delayed until an unspecified date, so we are unable to gauge the full impact on our students and the company. We continue to meet with policy-makers to work toward reasonable regulatory solutions. During the first quarter we implemented a public affairs campaign to highlight the potential negative impact of the proposed gainful employment rule and to provide accurate information about our company, industry, the demographic we serve and the positive outcomes we help our students achieve.”

Comparing the first quarter of fiscal 2011 with the same quarter of the prior year (unless otherwise noted, all comparisons are “as reported”):

•	Net revenue was $501.7 million versus $388.5 million, up 29.1%.

•

Total student population at September 30, 2010 was 113,818 versus 93,493 at September 30, 2009, an increase of 21.7%. On a pro forma basis, including the Heald student population at both September 30, 2010 and September 30, 2009, the total student population increased 7.7%.

•

Total new students were 41,075 versus 36,737, an increase of 11.8%. On a pro forma basis, including Heald’s new students in both Q1 10 and Q1 11, new student growth was 0.5%. Excluding the impact of discontinuing ATB enrollments, pro forma new student growth was 5.1%.

•	Operating income was $56.1 million, compared with $53.9 million.

•	Net income was $33.1 million, compared with $32.9 million.

•	Diluted earnings per share were $0.38 versus $0.37.

Q1 11 Financial Review

Educational services expenses were 56.9% of revenue in Q1 11 versus 55.3% in Q1 10, as the company continued to increase the number of placement and default management personnel and opened two new facilities.

Bad debt expense was 5.4% of revenue in Q1 11, down from 6.4% in Q1 10, reflecting continued efficiencies in packaging students with financial aid.

Marketing and admissions expenses were 20.8% of revenue in Q1 11 versus 20.6% in Q1 10.

General and administrative expenses were 11.1% of revenue in Q1 11 versus 10.2% in Q1 10. The increase is primarily due to an increase in spending related to a public affairs advocacy campaign which included print and online advertising and the launch of a website. The campaign’s purpose was to inform policymakers and the public about the value of private post-secondary education and the negative impacts associated with proposed regulations.

Operating margin – As a result of the factors outlined above, our operating margin was 11.2% in Q1 11 versus 13.9% in Q1 10.

Cash and cash equivalents totaled $38.1 million at September 30, 2010, compared with $209.2 million at June 30, 2010.

Long term debt and capital leases (including current portion) totaled $188.9 million at September 30, 2010, compared with $314.3 million at June 30, 2010.

Cash flow from operations was $4.5 million in Q1 11, versus $80.7 million in Q1 10.

Capital expenditures were $33.9 million in Q1 11, versus $14.3 million in Q1 10.

Share Repurchase

In September and October, the Company spent $25 million of its $200 million total Board authorization for repurchasing shares. In total, 3.9 million shares were repurchased at an average price of $6.38 per share. Given the current uncertainty in the regulatory environment, we do not plan to repurchase additional shares in the near term.

Regulatory Update

NPRMs – The federal Department of Education (“ED”), pursuant to its rule-making process, recently published two Notices of Proposed Rule Making (“NPRM”). The first NPRM, published on June 18, 2010, focused on a range of issues affecting private sector schools, including the incentive compensation prohibition, misrepresentation, state authorization, and gainful employment disclosures. The second NPRM, published on July 23, 2010, focused exclusively on gainful employment. We filed written responses to both NPRMs with ED, and they can be found on our website at www.cci.edu/investors/currentissues. On October 28, 2010, ED published final rules associated with the June 18th NPRM and new program approvals associated with the July NPRM. We are in the process of evaluating what modifications the Company may need to make to its current policies and procedures. These new rules will go into effect on July 1, 2011.

Senate HELP Committee – As part of its review of the private sector education industry, the Senate Higher Education Labor and Pensions Committee (“Committee”) has requested information from approximately 30 private sector education companies, including Corinthian. The information requested includes such areas as: recruiting and enrollment practices, pricing policies, student financial aid processes, attendance tracking, student withdrawal policies, 90/10 compliance, placement, completion, cohort default rates, accreditation, and company financial results, management and operations. We are continuing to respond to the Committee’s requests.

Accreditation Status, Everest College Phoenix – Everest College Phoenix (ECP) consists of two ground schools and an online learning division and has approximately 6,300 students. As previously reported, on May 9, 2009, ECP was notified by the Higher Learning Commission of the North Central Association of Colleges and Schools (HLC), that ECP had been placed on probation. The probation action primarily focuses on questions about ECP’s autonomy and governance as it relates to Corinthian’s ownership.

As previously reported, an evaluation team from HLC visited ECP in May 2010, and, on July 27, 2010, issued a Report on a Comprehensive Evaluation Visit. The team noted in its report that while there had been positive developments, deficiencies in other criteria were not sufficient to warrant removal of ECP’s probationary status, and the evaluation team recommended the withdrawal of ECP’s accreditation. We disagree with the evaluation team’s recommendation, and have challenged its findings.

On September 15, 2010, we met with an HLC Review Committee. Subsequent to the meeting, we received a letter from HLC in which it reported that the Review Committee disagreed with the evaluation team’s recommendation, and, instead recommended continued probation for ECP. Both the Evaluation Team and the Review Committee will forward their recommendations to the HLC Board of Trustees for review and action. We expect HLC’s board to make a determination on ECP’s accreditation status in November. If we disagree with the HLC board’s decision, we could pursue an appeal that could last for several months beyond that time.

90/10 Update – The federal 90/10 Rule (“Rule”) requires that no more than 90% of our institutions’ revenue (on a cash basis) be derived from Title IV sources. The Rule is applied to individual OPEIDs (“institutions”), of which we have 49. As a result of recent increases in Title IV funding limits, the percentage of our revenue on a cash basis derived from Title IV funds increased significantly in fiscal years 2009 and 2010.

The Higher Education Opportunity Act of 2008 (the “HEOA”) provided a temporary change in the method of calculating the Rule which reduced the impact of Title IV funding increases and made it easier to maintain compliance with the Rule. Using the temporary 90/10 calculation, the Company as a whole derived approximately 81.9% of its U.S. revenue from Title IV programs in fiscal 2010, and none of our institutions exceeded the 90% threshold. Without the temporary relief provided by this modified calculation, approximately 89.8% of our net U.S. revenues would have been derived from federal Title IV programs in fiscal 2010, and 42 of our 49 institutions would have exceeded the 90% threshold.

Based on current information, we expect that all of our institutions will be able to comply with the Rule for our fiscal year ending June 30, 2011. When the first portion of 90/10 relief under the HEOA expires in fiscal 2012 (starting in July 1, 2011), we believe that – if we don’t take extraordinary action – a substantial percentage of our institutions would be above the 90% threshold in that year.

After 90/10 relief expires, the primary alternative for keeping our institutions under the 90% threshold is to substantially raise tuition pricing. An increase in tuition prices above the applicable limits for Title IV loans and grants effectively creates a funding gap that requires students to obtain other sources of funding to pay for the remaining tuition balance. This would have the effect of reducing the overall percentage of revenue from Title IV sources.

In order to increase the probability that all of our institutions will be able to stay under the 90% threshold in fiscal 2012 and beyond, we are currently evaluating whether to institute a substantial increase in tuition pricing in the third quarter of fiscal 2011. We do not believe that such an increase is in the best interests of our students, and it may conflict with the intent of ED’s proposed “gainful employment” rule. If we increase tuition and the 90/10 Rule is subsequently modified in a favorable manner through legislation, we plan to rescind the price increase.

We are continuing to educate members of Congress and ED about the negative consequences of the 90/10 Rule, and believe that the most effective solution is a fundamental change in the Rule itself. However, there is no assurance that Congress will act on the Rule in a manner that is timely or favorable to our students or institutions.

Florida Attorney General Subpoena – On October 19, 2010, the Company became aware of news stories which reported that the Florida Attorney General’s Office (the “FL AG’s Office”) had begun an investigation into five private sector education companies in Florida, including Corinthian, seeking information on potential misrepresentations in financial aid, recruitment and other areas. On October 21, 2010, the Company received a subpoena from the FL AG’s office seeking a wide range of documents from January 1, 2006 to the present. The Company intends to cooperate with the investigation.

Cohort Default Rates – There has been no change in our general outlook relative to cohort default rates. For a review of the issue, please refer to our FY 10 Form 10-K or our Q1 11 10-Q.

Guidance

The following guidance excludes one-time charges:

Time Period	Revenue	Diluted EPS	New Student Growth - Pro forma	New Student Growth, as reported *
Q2 11	$470 - $480 million	$0.20 - $0.23	(15%) - (17%)	(5%) - (7%)

*	Excludes Heald from base calculation for Q2 10.

Conference Call Today

We will host a conference call today at 12:30 p.m. Eastern Time (9:30 a.m. PT), to discuss first quarter results. The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investor Relations/Webcasts & Presentations) and http://www.companyboardroom.com/ www.streetevents.com. The call will be archived on www.cci.edu after the call. A telephonic playback of the conference call will also be available through 5:00 p.m. ET, Tuesday, November 9, 2010. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and enter pass code 13383455.

About Corinthian Colleges

Corinthian is one of the largest post-secondary education companies in North America. Our mission is to change students’ lives. We offer diploma and degree programs that prepare students for careers in demand or for advancement in their chosen fields. Our program areas include health care, business, criminal justice, transportation technology and maintenance, construction trades and information technology. We have 122 Everest, Heald and WyoTech campuses, and also offer degrees online. For more information, go to http://www.cci.edu/.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, those regarding our beliefs and expectations regarding the effects of our decision to discontinue enrolling ATB students, potential outcomes of the NPRMs and the potential impact of the final rules, the potential resolution of the accreditation probation for ECP, our future cohort default rates, our statements regarding our efforts to comply with the 90/10 Rule, the Florida AG subpoena, and the statements under the heading “Guidance” above. Many factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements or elsewhere, including: potential negative effects from our decision to discontinue enrolling ATB students, the uncertain outcome of the Department of Education’s rule making and recently promulgated rules, pending inquiries by the Senate HELP committee, either or both of which could result in changes in federal regulation and legislation as well as changes in the manner in which we conduct our business; the company’s effectiveness in its regulatory and accreditation compliance efforts; the Company’s potential inability to manage the default rates of its students on their federal student loans; the outcome of ongoing reviews and inquiries by accrediting, state and federal agencies; the outcome of pending litigation against the company; risks associated with variability in the expense and effectiveness of the company’s advertising and promotional efforts; the uncertain future impact of the company’s new student information system; potential increased competition; bad debt expense or reduced revenue associated with requesting students to pay more of their educational expenses while in school; the potential inability or failure of the company to employ underwriting guidelines that will limit the risk of higher student loan defaults and higher bad debt expense; changes in general macroeconomic and market conditions (including credit and labor market conditions, the unemployment rate and the rates of change of each such item); and the other risks and uncertainties described in the company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corinthian Colleges, Inc.

(In thousands, except per share data)

Consolidated Statements of Operations

	For the three months ended September 30,
	2010	2009
	(Unaudited)	(Unaudited)
Net revenues	$501,744	$388,471
Operating expenses:
Educational services	285,767	215,013
General and administrative	55,718	39,464
Marketing and admissions	104,199	80,104
Total operating expenses	445,684	334,581

Income from operations	56,060	53,890
Interest (income)	(233)	(300)
Interest expense	2,145	504
Other (income) expense	(578)	(1,159)

Pre-tax income from operations	54,726	54,845
Provision for income taxes	21,617	21,931

Net income	$33,109	$32,914

Income per common share:
Basic	$0.38	$0.38

Diluted	$0.38	$0.37

Weighted average number of common shares outstanding:
Basic	87,948	87,264
Diluted	88,005	88,634

Selected Consolidated Balance Sheet Data
	September 30, 2010	June 30, 2010
	(Unaudited)
Cash and cash equivalents	$38,125	$209,165
Receivables, net (including long term notes receivable)	$184,286	$163,749
Current assets	$279,148	$437,722
Total assets	$1,252,919	$1,389,420
Current liabilities	$273,113	$297,311
Long-term debt and capital leases (including current portion)	$188,875	$314,259
Total liabilities	$548,052	$698,386
Total stockholders’ equity	$704,867	$691,034